Exhibit 10.24

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement of Texas Critical Data Centers LLC, a Delaware limited liability company (the “Company”), is entered into as of January 21, 2025 by and among the Company, SharonAI, Inc., a Delaware corporation (“SharonAI”), and New Era Helium Inc., a Nevada corporation (“NEHC”).

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of Delaware (the “Secretary of State”) on November 22, 2024 (the “Certificate of Formation”) for the purpose set forth in Section 2.05 of this Agreement;

WHEREAS, SharonAI and NEHC have each agreed to contribute, or cause to be contributed, to the Company certain assets and liabilities in exchange for Membership Interests; and

WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Additional Capital Contributions” has the meaning set forth in Section 3.02(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i); and

(b) debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings. Notwithstanding the foregoing, the term “Affiliate” does not, when used with respect to a Member or Manager, include the Company and vice versa.

“Agreement” means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented, or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Asserting Member” has the meaning set forth in Section 7.13.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating such Member bankrupt or appointing a trustee of such Member’s assets.

“BBA” means the Bipartisan Budget Act of 2015.

“Board” has the meaning set forth in Section 7.01.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined (except as otherwise provided in Section 12.03(d)) by unanimous consent of the Members, as of the following times:

(i) the acquisition of an additional Membership Interest by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest; and

(iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Board reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Budget” has the meaning set forth in Section 7.11(a).

“Business” has the meaning set forth in Section 2.05(a).

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required to close.

“Buy-Out Price” has the meaning set forth in Section 9.03(b).

“Buy-Sell Closing” has the meaning set forth in Section 9.03(d).

“Buy-Sell Election Date” has the meaning set forth in Section 9.03(c).

“Buy-Sell Offer Notice” has the meaning set forth in Section 9.03(b).

“Buy-Sell Purchase Price” has the meaning set forth in Section 9.03(e).

“Buy-Sell Purchasing Member” has the meaning set forth in Section 9.03(d).

“Buy-Sell Selling Member” has the meaning set forth in Section 9.03(d).

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Chairperson” has the meaning set forth in Section 7.08.

“Class A Manager” has the meaning set forth in Section 7.02(a)(i).

“Class B Manager” has the meaning set forth in Section 7.02(a)(ii).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Interest Rate” has the meaning set forth in Section 6.02(c).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Competitor” has the meaning set forth in Section 10.02.

“Confidential Information” has the meaning set forth in Section 10.01(a).

“Contributing Member” has the meaning set forth in Section 3.02(b).

“Covered Person” has the meaning set forth in Section 8.01(a).

“Deadlock” has the meaning set forth in Section 9.03(a).

“Default Amount” has the meaning set forth in Section 3.02(b).

“Default Loan” has the meaning set forth in Section 3.02(b).

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Member” means a Member that has breached in any material respect any of Section 3.01 or Section 3.02 of this Agreement and such breach, if capable of cure, remains uncured for 30 days after written notice of such breach to such Member.

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq.

“Dissolution” means, with respect to a Member, the occurrence of any of the following: (a) if such Member is a partnership or limited liability company, the dissolution and commencement of winding up of such partnership or limited liability company; or (b) if such Member is a corporation, the dissolution of the corporation or the revocation of its charter.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Encumbrance” has the meaning set forth in Section 9.03(d).

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s-length transaction. Unless otherwise provided herein, Fair Market Value shall be as determined unanimously by the Members; provided, that if the Members are unable to agree on the fair market value of such asset within a reasonable period of time (not to exceed a period of ten days), such fair market value shall be determined by a nationally recognized investment banking, accounting, or valuation firm selected by unanimous agreement of the Members or, if the Members are unable to agree on a firm within a five day period, Houlihan Lokey, or if Houlihan Lokey is unavailable to perform the services, Kroll. The determination of such firm shall be final, conclusive, and binding and the fees and expenses of such valuation firm shall be borne by the Company.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“Fundamental Matter” shall mean any of the following regarding the Company:

(a) An amendment, modification, or waiver of the Certificate of Formation or this Agreement, other than as provided in Section 13.09;

(b) A material change to the nature of the business conducted by the Company or its entry into any business other than the Business;

(c) Any issuance, repurchase, or redemption of any Membership Interest or other equity interest or any securities convertible into or exercisable for any Membership Interest or other equity interest, or acceptance of any Capital Contribution other than the Initial Capital Contributions or Additional Capital Contributions;

(d) Adoption, amendment, or waiver of the Budget;

(e) Authorization or incurrence of expenses that are more than 110% of the corresponding amounts set forth in the Budget;

(f) Any determination to request Capital Contributions from the Members (other than with respect to Additional Capital Contributions that are provided for in the then approved Budget);

(g) Any material change in tax or accounting methods or policies (other than as required by GAAP);

(h) Except as provided in Section 7.13, initiation or settlement of any lawsuit, legal action, dispute, arbitration, or other judicial or administrative proceeding, in each case other than in the ordinary course of business, or any agreement to the provision of any equitable relief; or

(i) Initiation of a bankruptcy proceeding (or consent to any involuntary bankruptcy proceeding) or, other than as contemplated by ARTICLE XII, dissolve, wind-up, or liquidate the Company.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Initial Budget” has the meaning set forth in Section 7.11(a).

“Initial Capital Contribution” has the meaning set forth in Section 3.01(a).

“Initial Members” means SharonAI and NEHC.

“Initiating Member” has the meaning set forth in Section 9.03(b).

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“JV Agreements” means any agreement between the Company and one or more Members relating to the provision of services or assets to the Company by such Member(s).

“Liquidator” has the meaning set forth in Section 12.03(a).

“Losses” has the meaning set forth in Section 8.03(a).

“Manager” has the meaning set forth in Section 7.01.

“Managers Schedule” has the meaning set forth in Section 7.03(d).

“Member” means (a) each Initial Member and (b) each Person who is hereafter admitted as a member in accordance with the terms of this Agreement and the Delaware Act. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“SharonAI” has the meaning set forth in the preamble.

“NEHC” has the meaning set forth in the preamble.

“Member Indemnitors” has the meaning set forth in Section 8.03(f).

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right to (a) its distributive share of Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company; (b) its distributive share of the assets of the Company; (c) vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement; and (d) any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. The Membership Interest of each Member shall be expressed as a Percentage Interest.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) any items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b), or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Non-Contributing Member” has the meaning set forth in Section 3.02(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 7.09.

“Percentage Interest” means, with respect to a Member at any time, the percentage set forth opposite such Member’s name on Schedule A hereto (such percentage being understood to be reflective of the economic interest in the Company represented by such Member’s Membership Interest). The Percentage Interests shall at all times aggregate to one hundred percent (100%).

“Permitted Transfer” means a Transfer of a Membership Interest carried out pursuant to Section 9.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Related-Party Agreement” means any agreement, arrangement, transaction, or understanding between the Company and any Member or Manager or any Affiliate of a Member or Manager.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Responding Member” has the meaning set forth in Section 9.03(b).

“Response Notice” has the meaning set forth in Section 9.03(c).

“Restricted Period” has the meaning set forth in Section 10.02.

“Revised Partnership Audit Rules” has the meaning set forth in Section 11.04(c).

“Secretary of State” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933.

“Sell-Out Price” has the meaning set forth in Section 9.03(b).

“Site” means a real property site in Penwell, Texas, sufficient in size and characteristics for the Business.

“Specified Indemnified Persons” has the meaning set forth in Section 8.03(f).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tax Matters Representative” has the meaning set forth in Section 11.04(a).

“Taxing Authority” has the meaning set forth in Section 6.02(b).

“Term” has the meaning set forth in Section 2.06.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, Encumbrance, hypothecation, or similar disposition of, any Membership Interest owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interest owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Transferring Member” has the meaning set forth in Section 9.02.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Withholding Advances” has the meaning set forth in Section 6.02(b).

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and gender-neutral forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, or modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II
ORGANIZATION

Section 2.01 Formation.

(a) The Company was formed on November 22, 2024, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State.

(b) This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02 Name. The name of the Company is “Texas Critical Data Centers LLC”.

Section 2.03 Principal Office. The principal office of the Company is located at 4501 Santa Rosa Dr., Midland, TX 79707, or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.

Section 2.04 Registered Office; Registered Agent.

(a) The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b) The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05 Purpose; Powers.

(a) The purpose of the Company is to engage in (i) the purchase, building and development of a site in Texas with an initial 250MW gas-fired power plant and corresponding data center (the “Business”), (ii) the operation of the site and (iii) any and all lawful activities necessary or incidental thereto.

(b) The Company shall have all the powers necessary or convenient to carry out the purpose for which it is formed, including the powers granted by the Delaware Act.

Section 2.06 Term. The term of the Company (“Term”) commenced on the date the Certificate of Formation was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.07 No State-Law Partnership. The Members intend that the Company shall not be a partnership or common law joint venture, and that no Member, Manager, or Officer of the Company shall be a partner or joint venturer of any other Member, Manager, or Officer of the Company, for any purposes other than as set forth in Section 11.03.

Article III
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.01 Initial Capital Contributions.

(a) Contemporaneously with the execution of this Agreement (and as soon as a bank account has been established for the Company), the Initial Members have made the following initial Capital Contributions (each, an “Initial Capital Contribution”) to the Company in exchange for the Membership Interest in the amount set forth opposite such Initial Member’s name on Schedule A hereto:

(i) SharonAI has contributed the amount set forth opposite its name on Schedule A; and

(ii) NEHC has contributed the amount set forth opposite its name on Schedule A.

(b) The Board shall update Schedule A hereto upon the Transfer of any Membership Interest to any new or existing Member in accordance with this Agreement, upon the Company’s receipt of notice of a change of address of a Member, or as otherwise required by the terms hereof.

Section 3.02 Additional Capital Contributions.

(a) In addition to their Initial Capital Contributions, the Members shall make additional Capital Contributions in cash, in proportion to their respective Percentage Interests, as determined by the Board from time to time to be reasonably necessary to pay any operating, capital, or other expenses relating to the Business (such additional Capital Contributions, the “Additional Capital Contributions”); provided, that such Additional Capital Contributions shall not exceed the corresponding amounts expressly provided for in the then approved Budget. Upon the Board making such determination to call for Additional Capital Contributions, the Board shall deliver to the Members a written notice of the Company’s need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, (iii) each Member’s pro rata share of such aggregate amount of Additional Capital Contributions (based upon such Member’s Percentage Interest), and (iv) the date (which date shall not be less than ten (10) Business Days following the date that such notice is given) on which such Additional Capital Contributions shall be required to be made by the Members.

(b) If any Member shall fail to timely make, or notifies the other Member that it shall not make, all or any portion of any Additional Capital Contribution which such Member is obligated to make under Section 3.02(a), then such Member shall be deemed to be a “Non-Contributing Member.” A Member that is not a Defaulting Member (a “Contributing Member”) shall be entitled, but not obligated, to loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the “Default Amount”) that the Non-Contributing Member failed to contribute to the Company (each such loan, a “Default Loan”); provided, that such Contributing Member shall have contributed to the Company its pro rata share of the applicable Additional Capital Contribution. The proceeds of such Default Loan shall be treated as an Additional Capital Contribution by the Non-Contributing Member. Each Default Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (i) 12% per annum and (ii) the maximum rate permitted at law (the “Default Rate”) and shall be recourse debt of the Non-Contributing Member, secured by the Membership Interest of the Non-Contributing Member. Until such time as all Default Loans made to a Non-Contributing Member, together with interest thereon, have been repaid to the Contributing Member by such Non-Contributing Member, (x) distributions payable to the Non-Contributing Member pursuant to this Agreement shall be paid to the Contributing Member as and to the extent provided in Section 6.01(b)(i) and (y) any such amounts paid to the Contributing Member shall not be treated as a payment of any principal or interest on any Default Loan nor as an advance on any other distributions to which the Contributing Member may otherwise be entitled. So long as a Default Loan is outstanding, the Non-Contributing Member shall have the right to repay it (together with interest then due and owing) in whole or in part. Upon its repayment in full of a Default Loan made to such Non-Contributing Member, such Non-Contributing Member shall (so long as it does not have any other outstanding Default Loans and is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) cease to be a Non-Contributing Member. Notwithstanding anything herein to the contrary, a Contributing Member may in its sole discretion demand payment of any outstanding Default Loan at any time by delivering a notice to the Non-Contributing Member, at which time such Default Loan and any accrued and unpaid interest thereon shall be immediately due and payable to the Contributing Member.

(c) Any Default Amount that is not funded pursuant to a Default Loan shall bear interest at the Default Rate (compounded monthly on the first day of each calendar month) from the date such Additional Capital Contribution was due until paid in full to the Company by the Non-Contributing Member. Upon payment in full of any such Default Amount, together with interest accrued thereon, such Non-Contributing Member shall (so long as it does not have any outstanding Default Loans and is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) cease to be a Non-Contributing Member.

(d) Notwithstanding the foregoing, if a Non-Contributing Member has an unpaid Additional Capital Contribution that has not been funded pursuant to a Default Loan and such Additional Capital Contribution remains unpaid for thirty (30) days after the date the Contributing Member delivers written notice to the Non-Contributing Member stating the default and demanding payment of the unpaid Additional Capital Contribution, without limitation of any other rights or remedies that may be available, a Contributing Member may:

(i) institute proceedings against the Non-Contributing Member, either in the Contributing Member’s own name or on behalf of the Company, to obtain payment of such unpaid Additional Capital Contribution, together with interest accrued thereon at the Default Rate from the date that such Additional Capital Contribution was due until the date that such Additional Capital Contribution is made, at the cost and expense of the Non-Contributing Member; or

(ii) purchase the Membership Interest of the Non-Contributing Member at a price equal to the lesser of (i) the Non-Contributing Member’s Capital Account balance and (ii) the Fair Market Value of its Membership Interest; or

(iii) force a sale of the Company to a third party (not an Affiliate of a Member or Manager) on commercially reasonable market terms as reasonably determined by the Managers designated by the Contributing Member (and, notwithstanding anything herein to the contrary, without regard to any requirement to obtain the approval of the Non-Contributing Member or Managers designated by the Non-Contributing Member in order to effectuate such sale).

(e) Each Member acknowledges and agrees that it would be impracticable or extremely difficult to determine the actual damages incurred by a Contributing Member as a result of a failure of a Member to fund its portion of an Additional Capital Contribution, and that the entitlement of a Contributing Member to exercise the remedies described in this Section 3.02 is fair and reasonable.

(f) Except as set forth in this Section 3.02 or Section 3.05, no Member shall be required to make additional Capital Contributions or make loans to the Company.

Section 3.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by the amount of:

(i) such Member’s Capital Contributions, including such Member’s initial Capital Contribution and any Additional Capital Contributions;

(ii) any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE V; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b) Each Member’s Capital Account shall be decreased by:

(i) the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI and Section 12.03(c);

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and

(iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.04 Succession Upon Transfer. In the event that any Membership Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interest and, subject to Section 5.04, shall receive allocations and distributions pursuant to ARTICLE V, ARTICLE VI, and ARTICLE XII in respect of such Membership Interest.

Section 3.05 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, including during the Term or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.06 No Withdrawals from Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management, or service fees, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement or any JV Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.07 Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.03(a)(iii), if applicable.

Section 3.08 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

Article IV
MEMBERS

Section 4.01 Admission of New Members.

(a) A new Member may be admitted from time to time in connection with a Transfer of a Membership Interest in accordance with this Agreement, subject to compliance with the provisions of ARTICLE IX, and following compliance with the provisions of Section 4.01(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of Schedule A hereto and the satisfaction of any applicable conditions as may reasonably be deemed necessary by the Board to effect such admission, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.03 or Section 3.04.

(c) Any Member that proposes to Transfer its Membership Interest shall (i) be responsible for the payment of expenses incurred by it in connection with such Transfer, whether or not consummated, and (ii) except in connection with a Transfer pursuant to Section 3.02(d), or Section 9.03, reimburse the Company and the other Member for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of the Company or such other Member in connection with such proposed Transfer, whether or not consummated.

Section 4.02 Representations and Warranties of Members. By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each of the Members, whether admitted as of the date hereof or pursuant to Section 4.01, represents and warrants to the Company and acknowledges that:

(a) The Membership Interest has not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering, and cannot be disposed of unless (i) it is subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b) Such Member (i) is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act and (ii) agrees to furnish any additional information requested by the Company to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Membership Interest;

(c) Such Member’s Membership Interest is being acquired for such Member’s own account solely for investment and not with a view to resale or distribution thereof;

(d) Such Member has a preexisting personal or business relationship with the Company or one or more of its officers, directors or controlling persons or by reason of the undersigned’s business or financial experience, or by reason of the business or financial experience of the undersigned’s financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, the undersigned is capable of evaluating the risks and merits of an investment in the Membership Interest and of protecting the undersigned’s own interests in connection with such investment;

(e) Such Member acknowledges that neither the Company nor any other person offered to sell the Membership Interest to it by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising;

(f) Such Member has been advised to obtain independent counsel to advise them individually in connection with the drafting, preparation, negotiation, and/or review of this Agreement and, if applicable, the Joinder Agreement. Such Member has conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and such Member acknowledges having been provided adequate access to the personnel, properties, premises, and records of the Company for such purpose;

(g) The determination of such Member to acquire Membership Interest has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company that may have been made or given by any other Member or the Company or by any of their Affiliates or Representatives;

(h) Such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;

(i) Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(j) Such Member is a resident of the state or other jurisdiction set forth in the notice provision of Section 13.03 and is not acquiring the Membership Interest as a nominee or agent or otherwise for any other person;

(k) The execution, delivery, and performance of this Agreement or the Joinder Agreement by such Member (i) if it is an entity, have been duly authorized by all requisite entity action on the part of such Member and do not require such Member to obtain any consent or approval that has not been duly obtained; and (ii) do not contravene in any material respect or result in a default under (A) any provision of any law or regulation applicable to such Member; (B) if such Member is an entity, its governing documents; or (C) any agreement or instrument to which such Member is a party or by which such Member is bound; and

(l) This Agreement is valid, binding, and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

Section 4.03 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law, or expressly in this Agreement, no Member will be obligated personally for any debt, obligation, or liability of the Company or another Member, whether arising in contract, tort, or otherwise, solely by reason of being a Member.

Section 4.04 No Withdrawal. So long as a Member continues to hold any Membership Interest, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall not cease to be a Member as a result of its Bankruptcy or any other events specified in Section 18-304 of the Delaware Act.

Section 4.05 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.06 Certification of Membership Interests.

(a) Upon request of a Member, the Board shall issue a certificate to such Member representing its Membership Interest.

(b) If the Board issues certificates representing Membership Interests, then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Membership Interests shall bear a legend substantially in the following form:

“THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.”

Article V
ALLOCATIONS

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Membership Interests.

Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

(d) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) The allocations set forth in paragraphs (a), (b), (c), and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03 Tax Allocations.

(a) Subject to Section 5.03(b), Section 5.03(c), and Section 5.03(d), all income, gains, losses, and deductions of the Company shall be allocated, for federal, state, and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses, and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b) Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board, taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 5.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions, or other items pursuant to any provisions of this Agreement.

Section 5.04 Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of a Membership Interest during any Fiscal Year made in compliance with the provisions of ARTICLE IX, Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company attributable to such Membership Interest for such Fiscal Year shall be determined using the interim closing of the books method.

Article VI
DISTRIBUTIONS

Section 6.01 General.

(a) Any available cash of the Company, after allowance for payment of all Company obligations then due and payable, including debt service and operating expenses, and such other reasonable reserves as the Board may determine, shall be distributed to the Members, on at least a quarterly basis (unless the Board and Members unanimously agree otherwise), pro rata in accordance with their Percentage Interests.

(b) Notwithstanding anything herein to the contrary:

(i) If a Non-Contributing Member has an outstanding Default Loan due to another Member, any amount that otherwise would be distributed to such Non-Contributing Member pursuant to Section 6.01 or ARTICLE XII shall not be paid to such Non-Contributing Member but shall be deemed distributed to such Non-Contributing Member and paid on behalf of such Non-Contributing Member to the other Member that funded such Default Loan in accordance with Section 3.02(b).

(ii) If a Non-Contributing Member has an unpaid Additional Capital Contribution that has not been funded pursuant to a Default Loan, any amount that otherwise would be distributed to such Member pursuant to Section 6.01 or ARTICLE XII (up to the amount of such unpaid Additional Capital Contribution, together with interest accrued thereon in accordance with Section 3.02(c)) shall not be paid to such Member but shall be deemed distributed to such Member and repaid to the Company (which payment shall first be applied to pay any accrued interest on such Additional Capital Contribution and thereafter to reduce the amount of the unpaid Additional Capital Contribution).

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to the Members if such distribution would violate Section 18-607 of the Delaware Act or other Applicable Law or if such distribution is prohibited by the Company’s then-applicable debt financing agreements.

Section 6.02 Tax Withholding; Withholding Advances.

(a) Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Board to assist the Company in determining the extent of, and in fulfilling, any withholding obligations it may have under Applicable Law.

(b) The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Board based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local, or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.02(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c) Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”):

(i) be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii) with the consent of the Board (not including, for purposes of such vote any Managers designated by the Member on whose behalf the Withholding Advance has been made), be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d) Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest, or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.02, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e) Neither the Company nor any Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an excess withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

(f) The provisions of this Section 6.02 and the obligations of a Member pursuant to Section 6.02 shall survive the termination, dissolution, liquidation, and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interest.

Section 6.03 Distributions in Kind. No Member has the right to demand or receive property other than cash in payment for its share of any distribution made in accordance with this Agreement. Except as provided in Section 12.03(d), non-cash distributions are not permitted without the unanimous consent of the Members (other than a Defaulting Member).

Article VII
MANAGEMENT

Section 7.01 Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be designated in accordance with the provisions of Section 7.02 and constitute the “managers” (as that term is defined the Delaware Act) of the Company. The business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full, complete, and exclusive power, authority, and discretion for, on behalf of, and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. No Manager, acting in such Manager’s capacity as such, shall have any authority to bind the Company with respect to any matter except pursuant to a resolution authorizing such action that is duly adopted by the Board by the affirmative vote required with respect to such matter pursuant to this Agreement. Except as expressly provided herein or by Applicable Law, no Member, in its capacity as a Member, shall have any power or authority over the business and affairs of the Company or any power or authority to act for or on behalf of, or to bind, the Company.

Section 7.02 Board Composition.

(a) The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times two (2) Managers. The Board shall be comprised as follows:

(i) one (1) individual designated by SharonAI (the “Class A Manager”), who shall initially be Wolfgang Schubert; and

(ii) one (1) individual designated by NEHC (the “Class B Manager”), who shall initially be E. Will Gray.

(b) At all times, the composition of any board of directors, board of managers, or similar governing body of any Subsidiary of the Company shall be the same as that of the Board. Unless otherwise determined by the Board, the quorum, removal rights, meeting procedures, and voting requirements set forth in this ARTICLE VII with respect to the Board shall apply mutatis mutandis to Subsidiaries of the Company and the boards of directors, boards of managers, or similar governing bodies of such Subsidiaries.

Section 7.03 Removal; Resignation; Vacancies.

(a) Each Member may remove any Manager designated by it pursuant to Section 7.02(a) at any time with or without cause, effective upon written notice to the other Member and the Chairperson. No Manager may be removed except in accordance with this Section 7.03(a).

(b) A Manager may resign at any time from the Board by delivering such Manager’s written resignation to the Chairperson. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or Company’s acceptance of a resignation shall not be necessary to make it effective.

(c) Any vacancy on the Board resulting from the resignation, removal, death, or disability of a Manager shall be filled by the same Member that designated such Manager pursuant to Section 7.02(a), with such appointment to become effective immediately upon delivery of such written notice of such appointment to the other Member and the Chairperson.

(d) The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the designation, removal, or replacement of any Manager in accordance with Section 7.02 or this Section 7.03.

(e) Each party hereto shall take all necessary action to carry out fully the provisions of Section 7.02 and the foregoing provisions of this Section 7.03 to ensure that the Board and the board of directors or other governing body of any Subsidiary of the Company consists of the Managers that are duly designated in accordance with such sections.

Section 7.04 Meetings.

(a) Regular meetings of the Board shall, unless otherwise agreed by the Board, be held on at least a quarterly basis on such dates and at such times as shall be determined by the Board. Special meetings of the Board may be called at any time at the written request of any Manager who makes such request in good faith. Meetings of the Board may be held either in person at the executive office of the Company or by telephone or video conference or other communication device that permits all Managers participating in the meeting to hear each other.

(b) The Chairperson shall provide written notice of each regular meeting of the Board stating the place, date, and time of the meeting and a proposed agenda of the business to be transacted thereat, together with any relevant supporting material sufficient to inform the Managers of such business, to each Manager by electronic mail no less than fifteen (15) days before the date of such meeting; provided, however, that the business to be transacted at any regular meeting shall not be limited to the matters set forth on any agenda circulated prior to the meeting. Each Manager shall, not later than five (5) days following such Manager’s receipt of such proposed agenda, provide the Chairperson with notice of any additional agenda items that such Manager desires to be considered at the meeting, together with any relevant supporting material sufficient to inform the other Managers of such additional matters. If any additional agenda items are provided to the Chairperson, the Chairperson shall circulate an updated agenda incorporating such additional items to all Managers, together with any relevant supporting material provided to the Chairperson, not later than five (5) days prior to such regular meeting.

(c) A Manager calling a special meeting shall provide written notice of the special meeting of the Board stating the place, date, and time of the meeting and a proposed agenda of the business to be transacted thereat, together with any relevant supporting material sufficient to inform the Managers of such business, to each Manager by electronic mail or facsimile no less than ten (10) days before the date of such meeting; provided that, in the case of a special meeting, the Chairperson or the Manager requesting the meeting may reduce the advance notice period to not less than five (5) days if the Chairperson or Manager determines, acting reasonably and in good faith, that it is necessary and in the best interests of the Company for the Board to take action within a time period of less than ten (10) days. Each Manager shall, not later than three (3) days following such Manager’s receipt of such proposed agenda, provide the Chairperson with notice of any additional agenda items such Manager desires to be considered at such meeting, together with any relevant supporting material sufficient to inform the other Managers of such additional matters. If any additional agenda items are provided to the Chairperson, the Chairperson shall circulate an updated agenda incorporating any such additional items to all Managers, together with any relevant supporting material provided to the Chairperson, not later than one (1) day before the date of such special meeting. The business to be transacted at any special meeting shall, unless otherwise agreed unanimously by the Managers present at such meeting, be limited to the matters set forth on the agenda last circulated prior to the meeting.

(d) Notice of any meeting may be waived in writing by any Manager. Presence at a meeting shall constitute waiver of any deficiency of notice under Section 7.04(b) or Section 7.04(c), except when a Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not called or convened in accordance with this Agreement and does not otherwise attend the meeting.

(e) The decisions and resolutions of the Board shall be recorded in minutes prepared by the Chairperson (or such other Person as may be designated by the Board from time to time), which shall state the date, time, and place of the meeting (or the date of any written consent in lieu of a meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent), and the results of such voting or written consent. The Chairperson (or such other Person as may be designated by the Board) shall circulate a draft of the minutes of each meeting to the Managers within ten (10) Business Days following the date of such meeting. The minutes shall be entered in a minute book kept at the principal office of the Company.

Section 7.05 Quorum; Manner of Acting.

(a) The presence of both (i) the Class A Manager and (ii) the Class B Manager shall constitute a quorum; provided, however, that if and for so long as a Member is a Defaulting Member, the presence of such Member’s Manager shall not be required to achieve a quorum unless a decision is made at such meeting regarding a Fundamental Matter; provided, further, however, that the presence of all Managers shall be required at any meeting for the approval of a Fundamental Matter.

(b) Any Manager may participate in a meeting of the Board by telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy in accordance with Section 7.05(d).

(c) Each Manager shall have one vote on all matters submitted to the Board; provided, however, that, notwithstanding anything herein to the contrary and without limitation of any other rights or remedies that may be available, if and for so long as one of the Members (but not both) is a Defaulting Member, all decisions of the Board, except regarding any Fundamental Matter, shall be made solely by the Manager designated by the Member that is not a Defaulting Member. Except as otherwise set forth in this Agreement, the affirmative vote of at least a majority of the Managers in attendance at any meeting of the Board at which a quorum is present shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes; provided that such vote must include the affirmative vote of the Manager designated by each Member that is not a Defaulting Member; provided, further, that any approval or decision with respect to a Fundamental Matter shall require the unanimous agreement of all Managers.

(d) Each Manager may authorize another individual (who may or may not be a Manager) to act for such Manager by proxy at any meeting of the Board, or to express consent or dissent to a Company action in writing without a meeting. Any such proxy may be granted in writing, by Electronic Transmission or as otherwise permitted by Applicable Law.

Section 7.06 Action By Written Consent. Any action of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed unanimously by all the Managers. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State.

Section 7.07 Compensation; No Employment.

(a) Each Manager shall serve without compensation in their capacity as such. Each Manager shall be entitled to reimbursement from the Company for such Manager’s reasonable and necessary out-of-pocket expenses incurred in the performance of their duties as a Manager, pursuant to such policies as may from time to time be established by the Board.

(b) This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company or any Subsidiary of the Company, and nothing herein shall be construed to have created any employment agreement or relationship with any Manager.

Section 7.08 Chairperson of the Board. One Manager shall be designated in accordance with this Section 7.08 to serve as chairperson of the Board (“Chairperson”). The Chairperson shall preside at all meetings of the Board at which such Chairperson is present, subject to the ultimate authority of the Board to appoint an alternate presiding chairperson (who shall, unless otherwise determined by unanimous agreement of the Managers, be a Manager designated by the same Member as the then serving Chairperson) at any meeting. During the first twelve-month period following the date hereof, the Chairperson shall be a Class A Manager designated by SharonAI. During the second twelve-month period following the date hereof, the Chairperson shall be a Class B Manager designated by NEHC. Thereafter, the Chairperson shall rotate in successive twelve-month periods between a Class A Manager and a Class B Manager, in each case designated by the Member that designated such Manager. A Manager shall not be considered to be an officer of the Company by virtue of holding the position of Chairperson and, except as expressly provided herein, shall not have any rights or powers different from any other Manager other than with respect to any procedural matters to the extent delegated by unanimous agreement of the Managers or as expressly set forth in this Agreement; provided, however, that any procedural rights or powers granted to the Chairperson shall not be in derogation of any rights or powers granted by this Agreement to any Manager. The Chairperson may not cut off debate on any matter being considered by the Board and shall, at the request of a Manager, call for a vote on any item under consideration by the Board.

Section 7.09 Officers. The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such powers and authorities as the Board deems advisable. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until such Officer’s successor is appointed by the Board or until such Officer’s earlier death, resignation, or removal. Any Officer may resign at any time on written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Board.

Section 7.10 No Personal Liability. Except as otherwise provided in the Delaware Act or by Applicable Law, no Manager or Officer will be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a Manager or Officer.

Section 7.11 Budget.

(a) The initial business plan and annual budget for the Company through the Fiscal Year ending December 31, 2025 (collectively, the “Initial Budget”), which have previously been approved by the Initial Members, are attached hereto as Schedule B. The Board shall operate or cause to be operated the Company in accordance with the Initial Budget, as it may thereafter be amended, modified, or replaced in accordance with Section 7.11(b) (as so amended, modified, or replaced and in effect from time to time, the “Budget”).

(b) At least sixty (60) days before the beginning of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2026), the Officers shall prepare and submit to the Board proposed revisions to the Budget for such upcoming Fiscal Year. The Company shall operate in accordance with the then approved Budget until a revised Budget is approved by the Board.

Section 7.12 Other Activities. Except as provided in Section 10.02, nothing contained in this Agreement shall prevent any Member or Manager or any of their Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Business; provided that such Member or Manager or Affiliate does not engage in such activity or business as a result of or using Confidential Information. None of the Members or Managers or any of their Affiliates shall be obligated to account to the Company or to the Members for any profits or income earned or derived from such other activities or businesses. None of the Members or Managers or any of their Affiliates shall be obligated to inform the Company or any Member of any business opportunity of any type or description.

Section 7.13 Claims Under JV Agreements. Notwithstanding anything herein to the contrary, in the event of a breach or alleged breach by a Member or its Affiliate of an obligation owed by such Member or Affiliate to the Company under any JV Agreement, the other Member, so long as it is not a Defaulting Member (the “Asserting Member”), shall be entitled, at the sole and reasonable cost and expense of the Company, to assert a claim (or otherwise enforce any other available actions or remedies), either in such Asserting Member’s own name or on behalf of the Company, in respect of such breach or alleged breach. The Company shall cooperate and comply with any reasonable instructions provided by the Asserting Member in connection with any of the foregoing actions. If a claim or other action taken by or on behalf of a Company by or at the direction of an Asserting Member under this Section 7.13 is unsuccessful, the Asserting Member shall promptly reimburse the Company and the other Member for any expenses incurred or advanced by them in connection with such claim.

Article VIII
EXCULPATION AND INDEMNIFICATION

Section 8.01 Exculpation of Covered Persons.

(a) As used herein, the term “Covered Person” shall mean each (i) Member; (ii) officer, director, shareholder, partner, member, Affiliate, employee, agent, or representative of each Member, and each of their controlling Affiliates; (iii) Manager, Officer, employee, agent, or representative of the Company; and (iv) Tax Matters Representative.

(b) No Covered Person shall be liable to the Company or any Member for any loss, damage, or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in their capacity as a Covered Person, whether or not such Person continues to be a Covered Person at the time such loss, damage, or claim is incurred or imposed, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct, or a material breach or knowing violation by such Covered Person of any of such Covered Person’s or such Covered Person’s Affiliates’ agreements contained herein or in any JV Agreements.

(c) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information, opinions, reports, or statements as to the value or amount of the assets, liabilities, Net Income, or Net Losses of the Company, or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) a Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Delaware Act.

Section 8.02 Liabilities and Duties of Covered Persons.

(a) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement and the JV Agreements. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including such Covered Person’s own interests (or, in the case of a Manager, the interests of the Member that designated such Manager or such Member’s Affiliates), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, the Members, or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 8.03 Indemnification.

(a) To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement, only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution, or replacement), the Company shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person from and against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (other than in connection with any claims brought by (A) a Member or its Affiliate against another Member or its Affiliate or (B) the Company) (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company in connection with the Business of the Company; or

(ii) such Covered Person being or acting in connection with the Business of the Company as a Member, an Affiliate of a Member, a Manager, or an Officer, or that such Covered Person is or was serving at the request of the Company as a member, manager, partner, director, officer, employee, or agent of any other Person;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on such Covered Person by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct, or a material breach or knowing violation by such Covered Person of any of such Covered Person’s or such Covered Person’s Affiliates’ agreements contained herein or in any JV Agreements, unless otherwise required by Applicable Law or ordered by a court, (A) at least a majority of the Managers who have not, and whose Affiliates have not, been named parties to the claim or proceeding in respect of which indemnification is sought, acting in good faith, or (B) if there are no such disinterested Managers, or if such disinterested Managers so direct, by independent counsel in a written opinion. In connection with the foregoing, the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct, or a material breach or knowing violation by such Covered Person of any of such Covered Person’s or such Covered Person’s Affiliates’ agreements contained herein or in any JV Agreements.

(b) To the fullest extent permitted by Applicable Law, expenses (including reasonable legal fees and expenses) incurred by a Covered Person in connection with investigating, preparing to defend, or defending any claim relating to any Losses for which such Covered Person may be entitled to be indemnified pursuant to Section 8.03(a) shall, from time to time, be advanced by the Company prior to a final determination that, in respect of such matter, such Covered Person is not entitled to indemnification for such Losses; provided, however, that the Covered Person shall have provided to the Company (i) written affirmation of such Covered Person’s good faith belief that such Covered Person has met the standard of conduct necessary for indemnification for such Losses under Section 8.03(a); and (ii) an undertaking to repay all such advanced amounts if it shall ultimately be determined that such Covered Person is not entitled to such indemnification.

(c) The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

(d) Notwithstanding anything herein to the contrary, nothing in this ARTICLE VIII shall (or shall be construed to) (i) relieve any Member or other Person from any liability or obligation of such Person pursuant to any JV Agreement, or to in any way impair the enforceability of any provision of any JV Agreement against any party thereto or (ii) require the Company to indemnify, hold harmless, defend, pay, or reimburse any Covered Person with respect to any Loss to the extent a Member or its Affiliate is required pursuant to the terms of a JV Agreement to which such Member or Affiliate is a party to indemnify, hold harmless, defend, pay, or reimburse such Covered Person with respect to such Loss.

(e) Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof solely by reason of being a Member or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f) The Company hereby acknowledges that certain Covered Persons (the “Specified Indemnified Persons”) may have or be granted rights to indemnification and advancement of expenses provided by a Member or its Affiliate (directly or by insurance provided by such Person) (collectively, the “Member Indemnitors”). The Company hereby agrees that it is the indemnitor of first resort of the Specified Indemnified Persons with respect to matters for which indemnification is provided to them under this Agreement and that the Company shall be obligated to make all payments due to or for the benefit of a Specified Indemnified Person under this Agreement without regard to any rights that such Specified Indemnified Person may have against a Member Indemnitor. The Company hereby waives and releases any and all equitable and other rights or claims to contribution, subrogation, or indemnification from the Member Indemnitors in respect of any amounts paid to a Specified Indemnified Person hereunder. The Company further agrees that no payment of Losses or expenses by any Member Indemnitor to or for the benefit of a Specified Indemnified Person shall affect the obligations of the Company hereunder, and that the Company shall be obligated to repay the Member Indemnitors for all amounts so paid or reimbursed to the extent that the Company has an obligation to indemnify a Specified Indemnified Person for such Losses or expenses hereunder. The Member Indemnitors are third-party beneficiaries of and shall have the power and authority to enforce the provisions of this Section 8.03(f).

(g) If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.03 to the fullest extent permitted by any applicable portion of this Section 8.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(h) The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification, or repeal of this Section 8.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification, or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 8.04 Survival. The provisions of this ARTICLE VIII shall survive the dissolution, liquidation, winding up, and termination of the Company.

Article IX
TRANSFER

Section 9.01 Restrictions on Transfer.

(a) Except as otherwise provided in Section 3.02(d) or this ARTICLE IX, no Member (or any Permitted Transferee of such Member) shall Transfer all or any portion of its Membership Interest without the written consent of the other Member, which consent may be granted or withheld in the sole discretion of the other Member. No Transfer of a Membership Interest to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b).

(b) Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest, and the Company agrees that it shall not issue any Membership Interests:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Code Section 7704(b);

(iii) if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v) if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940; or

(vi) if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c) Any Transfer or attempted Transfer of any Membership Interest in contravention of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books or otherwise recognized by the Company, and the purported Transferee in any such Transfer shall not be treated as the owner of such Membership Interest for any purposes of this Agreement or have any rights as a Member (and the purported Transferor shall continue to be treated as the owner of such Membership Interest and as a Member).

(d) For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment, or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 9.02 Permitted Transfers. The provisions of Section 9.01(a) shall not apply to any Transfer by a Member that is not a Defaulting Member (a “Transferring Member”) of all of its Membership Interest to an Affiliate of such Transferring Member that is an entity wholly owned, directly or indirectly, by the ultimate parent of such Transferring Member; provided that

(a) such Transferring Member shall have guaranteed in a writing delivered to the Company and the other Member the performance by the Transferee of all of such Transferring Member’s obligations under this Agreement and all of its and its Affiliates’ obligations under any JV Agreement to which such Transferring Member or its Affiliate is a party or otherwise bound; and

(b) if at any time such Transferee ceases to be an Affiliate of such Transferring Member that is wholly owned, directly or indirectly, by the ultimate parent of such Transferring Member, the Company, such Transferring Member, and such Transferee shall take such action as is necessary to cause there to be an immediate and unconditional reconveyance of the Membership Interest to either (in the sole discretion of such Transferring Member) such Transferring Member or any wholly owned Affiliate of such Transferring Member.

Section 9.03 Deadlock.

(a) If at two (2) successive meetings, the Board is unable to reach a decision by the required vote regarding a Fundamental Matter, the Chairperson shall promptly refer such matter to the Members, who shall attempt to resolve such matter within the following thirty (30) day period (or, if mutually agreed by the Members, a longer period of time). Any resolution on such matter agreed to by the Members shall be final and binding on the Company and the Members. If the Members are unable to resolve such matter within such period, then a “Deadlock” shall be in effect and either Member, so long as it is not a Defaulting Member, shall be entitled to exercise the buy-sell right set forth in this Section 9.03 by delivering a Buy-Sell Offer Notice in accordance with Section 9.03(b).

(b) If a Deadlock is in effect and a Member (other than a Defaulting Member) wishes to exercise the buy-sell right set forth in this Section 9.03, such Member (the “Initiating Member”) shall deliver to the other Member (the “Responding Member”) an unconditional and irrevocable written notice (the “Buy-Sell Offer Notice”) of such election, which notice shall include (i) a description of the Deadlock and (ii) the purchase price (which shall be payable exclusively in cash (unless otherwise agreed by the Members in their sole discretion)) at which the Initiating Member shall (A) purchase the entire Membership Interest owned by the Responding Member (the “Buy-Out Price”) or (B) sell its entire Membership Interest to the Responding Member (the “Sell-Out Price”); provided, however, that the Buy-Out Price and Sell-Out Price shall be the same unless the Members’ Percentage Interests are not equal, in which case the difference between the Buy-Out Price and Sell-Out Price shall be solely to give effect to the Members’ proportionate ownership of the Company (based on their Percentage Interests), without giving effect to any minority or other discount or premium based on differences in such interests; provided, further, however, that the Buy-Sell Purchase Price paid at closing shall be subject to adjustment, if applicable, in accordance with Section 9.03(e).

(c) Within thirty (30) days after the Buy-Sell Offer Notice is received (the “Buy-Sell Election Date”), the Responding Member shall deliver to the Initiating Member an unconditional and irrevocable written notice (the “Response Notice”) stating whether it elects to (i) sell its entire Membership Interest to the Initiating Member for the Buy-Out Price or (ii) buy the entire Membership Interest owned by the Initiating Member for the Sell-Out Price. The failure of the Responding Member to deliver the Response Notice by the Buy-Sell Election Date shall be deemed to be an unconditional and irrevocable election to sell its entire Membership Interest to the Initiating Member at the Buy-Out Price.

(d) The Member selling its Membership Interest pursuant to this Section 9.03 (the “Buy-Sell Selling Member”) shall, at the closing of such sale (“Buy-Sell Closing”), represent and warrant to the Member purchasing the Buy-Sell Selling Member’s Membership Interest (the “Buy-Sell Purchasing Member”) that (i) the Buy-Sell Selling Member has full right, title, and interest in and to such Membership Interest, (ii) the Buy-Sell Selling Member has all necessary power and authority and has taken all necessary action to sell such Membership Interest as contemplated by this Section 9.03, and (iii) such Membership Interest is free and clear of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance (“Encumbrance”), other than those arising as a result of or under the terms of this Agreement and other than restrictions arising under Applicable Law (including applicable securities laws).

(e) The Buy-Sell Closing shall take place thirty (30) days after the Response Notice is delivered or deemed to have been delivered or on any other date as may be mutually agreed on by the Members. The Buy-Sell Purchasing Member shall pay the Buy-Out Price or the Sell-Out Price, as the case may be (the “Buy-Sell Purchase Price”), at the Buy-Sell Closing by wire transfer of immediately available funds to an account designated in writing by the Buy-Sell Selling Member; provided that (i) if the Buy-Sell Selling Member is a Non-Contributing Member, the Buy-Sell Purchase Price shall be decreased by the amount of any unpaid Additional Capital Contribution or Default Loan, including any accrued but unpaid interest thereon, owed by the Buy-Sell Selling Member; and (ii) if the Buy-Sell Selling Member has funded any Default Loan that remains outstanding, it shall be paid in full by the Buy-Sell Purchasing Member, including any accrued but unpaid interest thereon, at (and as a condition to the closing of) the Buy-Sell Closing.

(f) At the Buy-Sell Closing, the Buy-Sell Selling Member shall deliver to the Buy-Sell Purchasing Member (i) any certificate representing the Membership Interest to be sold, accompanied by an assignment of the certificate to the Buy-Sell Purchasing Member or its assignee pursuant to Section 9.03(i); (ii) the resignation of each of the Managers the Buy-Sell Selling Member designated to the Board; and (iii) a certificate meeting the requirements of Treasury Regulation Section 1.1446(f)-2(b)(2) and Treasury Regulation Section 1.1445-2(b)(2) to the effect that the Buy-Sell Selling Member is not a foreign person within the meaning of Code Section 1446(f) or Code Section 1445; and (iv) any other deliveries as may be reasonably requested by the Buy-Sell Purchasing Member.

(g) Without limitation of the other provisions of this Section 9.03, each Member agrees to cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Buy-Sell Selling Member’s Membership Interest by the Buy-Sell Purchasing Member pursuant to this Section 9.03.

(h) If the Buy-Sell Purchasing Member defaults in any of its material closing obligations, then the Buy-Sell Selling Member shall, in addition to any other remedies that may be available to it, have the option to purchase the Buy-Sell Purchasing Member’s entire Membership Interest at a purchase price that is equal to one hundred percent (100%) of the Buy-Sell Purchase Price, as adjusted proportionately solely to reflect any difference in the Members’ Percentage Interests, without giving effect to any minority or other discount or premium based on differences in such interests. If the Buy-Sell Selling Member defaults in its obligation to sell its Membership Interest in accordance with this Section 9.03, the Buy-Sell Purchasing Member shall have the right, in addition to any other remedies that may be available to it, to specific performance of the Buy-Sell Selling Member’s obligations under this Section 9.03 and the Members expressly agree that the remedy at law of damages for such breach of the Buy-Sell Selling Member’s obligations set forth in this Section 9.03 is inadequate in view of the (i) complexities and uncertainties in measuring the actual damage to be sustained by the Buy-Sell Purchasing Member on account of the default by the Buy-Sell Selling Member and (ii) uniqueness of the Business and relationships of the Members.

(i) Notwithstanding anything herein to the contrary, each Member agrees that, to preserve the character of the Company and consummate the purchase of the Buy-Sell Selling Member’s entire Membership Interest, the Buy-Sell Purchasing Member may assign its purchase obligation under this Section 9.03 in whole or in part to any Affiliate who, upon the Buy-Sell Closing, shall become a Member, and that such purchase obligation shall be assignable by the Buy-Sell Purchasing Member without the consent of the Buy-Sell Selling Member; provided that the Buy-Sell Purchasing Member (i) delivers notice to the Buy-Sell Selling Member of such assignment and of the identity of the assignee prior to the Buy-Sell Closing and (ii) shall be responsible for any failure of such assignee to perform its obligations under this Section 9.03 with respect to such assigned purchase obligation.

(j) During the continuation of any Deadlock and prior to any Buy-Sell Closing, the Company shall continue to operate in a manner consistent with its prior practices and this Agreement.

Article X
COVENANTS AND AGREEMENTS OF THE MEMBERS

Section 10.01 Confidentiality.

(a) Each Member acknowledges that it may have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company that are not generally known to the public, including information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than in connection with the conduct of the Company’s business or the monitoring of its investment in the Company), including use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

(b) Nothing contained in Section 10.01(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any Governmental Authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to the extent necessary to assert any right or defend any claim arising under this Agreement or any JV Agreement; (v) to the other Member or its Affiliates; or (vi) to such Member’s Affiliates or Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 10.01 as if a Member; provided, that in the case of clause (i), (ii), or (iii), such Member shall notify the Company and the other Member of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and the other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company and the other Member, when and if available.

(c) The restrictions of Section 10.01 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by such Member or its Affiliate or Representative in breach of this Agreement; (ii) is or has been independently developed or conceived by such Member or its Affiliate without use of Confidential Information; or (iii) becomes available to such Member or any of its Affiliates or Representatives on a non-confidential basis from a source other than the Company, the other Member, or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Member under this Section 10.01 shall survive (i) the termination, dissolution, liquidation, and winding up of the Company and (ii) such Member’s Transfer of its Membership Interest.

Section 10.02 Non-Circumvent. Subject to and without limiting Section 10.01 above, it is further agreed that for so long as each of NEHC and SharonAI remain Members of the Company and for a period of two (2) years after either party shall cease to be a Member of the Company, NEHC and SharonAI shall not

(a) Directly approach the other party’s suppliers for a direct supply of equipment, goods, or other materials related to the construction of SharonAI’s data center or NEHC’s power plant, as applicable, including ancillary infrastructure.

(b) Engage, employ or solicit personnel from the other party.

(c) Copy any of each other’s infrastructure designs regarding the data center or power plant, as applicable, or ancillary infrastructure.

Section 10.03 Related-Party Agreements. Except as expressly provided in this Agreement or in any JV Agreement, the Company shall not, directly or indirectly, enter into, enter into any commitment to enter into, extend, amend in any material respect, waive, supplement, or terminate (other than pursuant to its terms) any Related-Party Agreement (including any JV Agreement) other than (a) to the extent approved by unanimous agreement of the Managers or (b) as are reasonably required by the Company on terms that are no less favorable to the Company than those that would have been obtained in a comparable transaction entered into with an unaffiliated third party on an arm’s-length basis.

Article XI
ACCOUNTING; TAX MATTERS

Section 11.01 Financial Statements. The Company shall furnish to each Member the following reports:

(a) As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows, and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

(b) As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows, and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c) As soon as available, and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows, and Members’ equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

Section 11.02 Inspection Rights. Subject to Section 10.01, upon reasonable notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours for any purpose reasonably related to such Member’s interest as a Member to:

(a) the Company’s properties, offices, plants, and other facilities;

(b) the corporate, financial, and similar records, reports, and documents of the Company, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, and copies of any management letters and communications with Members (which right of access shall include the right to examine such documents and to make copies thereof or extracts therefrom); and

(c) any Officers, senior employees, and accountants of the Company for the purpose of discussing and advising on the affairs, finances, and accounts of the Company (and the Company hereby authorizes each such Officer, senior employee, and accountant to engage in such discussions with such Member and its Representatives);

provided, however, that (i) a requesting Member shall bear its own and its Representatives’ expenses and all reasonable expenses incurred by the Company in connection with any inspection or examination requested by such Member pursuant to this Section 11.02; and (ii) if the Company provides or makes available any report or written analysis to or for any Member or Representative of such Member pursuant to this Section 11.02, it shall promptly provide or make available such report or analysis to or for the other Member.

Section 11.03 Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state, and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 11.04 Tax Matters Representative.

(a) The Members hereby appoint NEHC as the “partnership representative” as provided in Code Section 6223(a) (the “Tax Matters Representative”). The Tax Matters Representative may resign at any time. The Tax Matters Representative may be removed at any time by the Board. In the event of the resignation or removal of the Tax Matters Representative, the Board shall select a replacement.

(b) The Tax Matters Representative is authorized to represent the Company in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall promptly notify the Members in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon the receipt of a notice of final partnership adjustment, and shall keep the Members reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. The Tax Matters Representative shall not take any actions in a tax audit or proceeding, including extending the statute of limitations, filing a request for administrative adjustment, filing suit relating to any Company tax refund or deficiency, entering into any settlement agreement relating to items of income, gain, loss, or deduction of the Company, or making any elections or other determinations, without the approval of the Board.

(c) To the extent permitted by applicable law and regulations, the Tax Matters Representative will cause the Company to annually elect out of the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA (the “Revised Partnership Audit Rules”) pursuant to Code Section 6221(b). For any year in which applicable law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative shall cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d) Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes, and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.02(d).

(e) Notwithstanding anything herein to the contrary, any reasonable out-of-pocket expenses incurred by the Tax Matters Representative in carrying out their responsibilities and duties in such capacity under this Agreement shall be an expense of the Company for which the Tax Matters Representative shall be reimbursed by the Company.

(f) The Company will make an election under Code Section 754, if requested in writing by a Member.

(g) The provisions of this Section 11.04 and the obligations of a Member or former Member pursuant to Section 11.04 shall survive the termination, dissolution, liquidation, and winding up of the Company and the Transfer of a Member’s Membership Interest.

Section 11.05 Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate) shall cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state, and local income tax returns for such Fiscal Year.

Section 11.06 Company Funds. All funds of the Company shall be deposited in its name in such checking, savings, or other bank accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

Article XII
DISSOLUTION AND LIQUIDATION

Section 12.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a) The unanimous determination of the Members to dissolve the Company;

(b) The Bankruptcy or Dissolution of a Member, unless within ten (10) days after the occurrence of such Bankruptcy or Dissolution, the other Member agrees in writing to continue the business of the Company;

(c) The sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Company; or

(d) The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

Section 12.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03, and the Certificate of Formation shall have been cancelled as provided in Section 12.04.

Section 12.03 Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a) The Board shall act as liquidator to wind up the Company (the “Liquidator”); provided that, notwithstanding anything herein to the contrary, if the Company is being dissolved pursuant to Section 12.01(b) based on the Bankruptcy or Dissolution of a Member, the other Member shall act as Liquidator. The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner; provided that, if the Board is the Liquidator, it shall act in accordance with the governance provisions in ARTICLE VII until the winding up occurs.

(b) As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(iii) third, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

(d) Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon unanimous consent of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value, as determined by the Liquidator in good faith.

Section 12.04 Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12.03(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 12.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up, or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.03.

Section 12.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss, and other items of income, gain, loss, and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

Article XIII
MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any Member, to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 13.03 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03):

If to the Company:	Texas Critical Data Centers LLC 4501 Santa Rosa Drive Midland, Texas 79707
	Email:	will@newerahelium.com
wolf@sharonai.com
	Attention:	Will Gray
Wolfgang Schubert

If to SharonAI:	SharonAI, Inc. 745 Fifth Avenue, Suite 500 New York, NY 10151
	Email:	legal@sharonai.ai
	Attention:	Chief Legal Officer

with a copy to:	Sheppard Mullin Richter and Hampton LLP 12275 El Camino Real, Suite 100 San Diego, CA 92130
	Email:	censz@sheppardmullin.com
	Attention:	Chad Ensz

If to NEHC:	New Era Helium Inc. 4501 Santa Rosa Drive Midland, Texas 79707
	Email:	will@newerahelium.com
	Attention:	CEO

with a copy to:	Lynch, Chappell & Alsup, PC 300 N. Marienfeld, Suite 700 Midland, Texas 79701
	Email:	mnorwood@lcalawfirm.com
	Attention:	Matthew Norwood

Section 13.04 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 13.05 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.03(g) or Error! Reference source not found., upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.06 Entire Agreement. This Agreement, together with the Certificate of Formation, the JV Agreements and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

Section 13.07 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 13.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, which shall be for the benefit of and enforceable by Covered Persons and Member Indemnitors as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by both Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A hereto that are necessary to reflect any Transfer of a Membership Interest in accordance with this Agreement or change of address of a Member shall be made by the Board without the consent of or execution by the Members.

Section 13.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 13.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 13.13 hereof.

Section 13.11 Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 13.12 Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action, or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 13.03 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 13.13 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 13.14 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 13.15 Remedies Cumulative. Except as expressly provided herein to the contrary, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 13.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:

TEXAS CRITICAL DATA CENTERS LLC

By:
	Name:	Wolfgang Schubert
	Title:	Chairperson

The Members:

SHARONAI, INC.

By:
	Name:	Wolfgang Schubert
	Title:	Chairperson

NEW ERA HELIUM INC.

By:
	Name:	E. Will Gray II
	Title:	CEO

EXHIBIT A

FORM OF JOINDER AGREEMENT

Reference is hereby made to the Limited Liability Company Agreement, dated January 21, 2025, as amended from time to time (the “LLC Agreement”), among SharonAI, Inc., a Delaware corporation (“SharonAI”), New Era Helium Inc., a Nevada corporation (“NEHC”) and Texas Critical Data Centers LLC, a Delaware limited liability company (the “Company”). Pursuant to and in accordance with Section 4.01 or 4.02, as applicable, of the LLC Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the LLC Agreement and agrees that upon execution of this Joinder, such Person shall become a party to the LLC Agreement and shall be fully bound by, and subject to, all of the covenants, terms, and conditions of the LLC Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the LLC Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [  ].

[NEW MEMBER]

By:
Name:
Title:

SCHEDULE A MEMBERS SCHEDULE

Member Name and Address	Percentage Interest	[Capital Contribution][1]
SharonAI, Inc. 745 Fifth Avenue, Suite 500 New York, NY 10151	50%	$75,000
New Era Helium Inc. 4501 Santa Rosa Drive Midland, Texas 79707	50%	$75,000
Total:	100%

1

SCHEDULE B –

BUDGET

Data center: $6,000,000 per MW of capacity

Power plant: $1,300,000 per MW of capacity

CO2 capture equipment: $335,000 per MW of capacity

Miscellaneous costs and equipment: $30,000,000